Exhibit 4.132

Strategic Consulting Service Agreement

by and between

Fortune Software (Beijing) Co., Ltd.

and

Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

July 2018

Beijing China

Contents

1. Definitions4

2. Strategic Consulting Service4

3. Strategic Consulting Service Fee5

4. Representations and Warranties5

5. Confidentiality5

6. Governing Law and Liabilities for Breach of Contract5

7.Dispute Resolution5

8. Effectiveness and Term of Agreement6

9. No Survival6

10. Restriction on Transfer6

11. Indemnification6

12. Amendment to Agreement6

13. Counterparts6

14. Miscellaneous7

Appendix I Contents of Strategic Consulting Service8

Appendix II Strategic Consulting Service Fee9

Strategic Consulting Service Agreement

This Strategic Consulting Service Agreement (hereinafter referred to as the “Agreement”) is entered into on July 11, 2018 in Beijing, the People’s Republic of China (hereinafter referred to as “China”) by and between:

Party A: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Registered address: Suite 2704, 27/F, Huarong Mansion, Mintian Road, Futian District, Shenzhen

Legal representative:Yong Ma

Party B: Fortune Software (Beijing) Co., Ltd.

Registered address: Suite 07, 7/F, Building 2, 26, 28 and 30 Xuanwumenwai Street, Xicheng District, Beijing

Party A and Party B shall be referred to individually as a Party and collectively as the Parties.

Whereas:

1) Party A is a limited liability company duly organized and validly existing in China and mainly engages in asset management and other related businesses (“Business”);

2) Party B is a limited liability company duly organized and validly existing in China and has expertise and resources in strategic consulting in the aforesaid business area;

3) Party A agrees to engage Party B to provide strategic consulting service in the aforesaid business area, and Party A agrees to accept, under the terms and conditions hereunder, such consulting service provided by Party B.

The Parties, in the principles of cooperation in good faith, equality & mutual benefit and joint development, make and enter into an agreement as follows through friendly consultation in accordance with the provisions of related laws and regulations of China:

1. Definitions

The terms used in this Agreement shall have the meaning as set forth below:

1.1 This Agreement means this Strategic Consulting Service Agreement and the appendices hereto and the written documents duly entered into by the Parties from time to time for the purpose of amending and supplementing this Agreement;

1.2 China means the People’s Republic of China and, for the purpose of this Agreement, excluding Hong Kong, Taiwan and Macao.

1.3 Date means the year, month and day. In this Agreement, “within” or “no later than”, when used before a year, month or day, shall always include the relevant year, month or day.

2. Strategic Consulting Service

2.1 Contents of strategic consulting service (“Service”): Party A will engages Party B to provide to Party A, from the effective date hereof, the Service listed in Appendix I (“Appendix I”).

2.2 Exclusive Service provider: Party B shall serve as the exclusive service provider for Party A. Party A shall not engage any other third party to provide the Service listed herein without the written consent of Party B.

3. Strategic Consulting Service Fee

3.1 Amount and payment: Party A shall pay certain fees to Party B on an annual basis pursuant to Appendix II as the strategic consulting service fee (“Service Fee”).

3.2 Reasonable expenses: Party B shall charge Party A, in addition to the Service Fee, all reasonable expenses related to the Service, including but not limited to the expenses on traveling, board & lodging, transportation, communication, based on the amount of expenses actually incurred.

4. Representations and Warranties

4.1 Each Party hereby represents and warrants to the other Party that:

4.1.1 it has all the necessary rights, power and authority to enter into this Agreement and perform all obligations and responsibilities hereunder;

4.1.2 the execution or performance hereof does not breach any significant contract or agreement to which such Party is a party or by which such Party or any of its assets is bound upon.

5. Confidentiality

5.1 Without the prior consent of both Parties, each Party shall keep the contents hereof confidential and shall not disclose the contents hereof to any other person or make any announcements with respect to any contents hereof. Notwithstanding the foregoing provisions in this Article 5, the provisions of this Article will not prohibit (i) any disclosure made pursuant to applicable laws of the United State, China or relevant countries or the rules of any stock exchange; (ii) any disclosure of any information that is publicly known through no default of the disclosing party; or (iii) any disclosure made by either Party to its shareholders, legal counsels, accountants, financial adviser, or other professional consultants that have confidentiality obligations to such Party.

5.2 The Parties agree that this Article 5 shall survive the invalidation, amendment, rescission or termination of this Agreement.

6. Governing Law and Liabilities for Breach of Contract

6.1 The execution, validity, interpretation, and performance of the Agreement and the resolution of dispute in connection herewith shall be governed by the laws of China.

6.2 If either Party hereto breaches the provisions hereof, fails to fully perform this Agreement, makes any false representations and warranties herein, or makes any material concealment or major omission of fact, or fails to perform the warranties made by such Party, such Party shall constitute a breach of contract, and shall assume the corresponding liabilities for such breach of contract.

7.Dispute Resolution

7.1 Any dispute arising out of the performance of this Agreement shall be resolved by the disputing Parties through friendly consultation; In the event that the Parties fail to reach an agreement on dispute resolution within thirty (30) days after a Party proposes a request for dispute resolution through consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration according to its then effective arbitration rules; the arbitral tribunal shall have one (1) arbitrator, who shall be appointed by the chairman of China International Economic and Trade Arbitration Commission.

7.2 The dispute shall be submitted to the China International Economic and Trade Arbitration Commission, Beijing Arbitration Center, for arbitration in Beijing according to its then effective arbitration procedures.

7.3 The award of the arbitration commission shall be final and binding on the Parties hereto. The arbitration cost (including but not limited to the arbitration fee and attorney’s fee) shall be borne by the losing Party, unless otherwise specified in the arbitration award.

8. Effectiveness and Term of Agreement

8.1 Effectiveness: This Agreement shall become effective immediately after being signed by Party A and Party B.

8.2 Term: The term of this Agreement is twenty (20) years.

8.3 Renewal: This Agreement shall be automatically renewed for additional one-year period upon the expiry hereof, unless Party B gives a thirty (30) days’ prior notice to Party A on its intention not to renew this Agreement.

9. No Survival

9.1 Upon the termination of this Agreement, Party B shall assume no obligation to provide any Service hereunder to Party A.

10. Restriction on Transfer

10.1 Without the prior written consent of the other Party hereto, no Party shall transfer any right or obligation that it may have hereunder.

11. Indemnification

11.1 If the nonperformance by either Party of the relevant obligations set forth by the Parties herein causes any loss to the other Party, such Party shall provide full and effective indemnity to the other Party; if such nonperformance results in the failure of cooperation contemplated in this Agreement, the other Party is entitled to terminate this Agreement, and the breaching Party shall bear its own losses suffered thereby.

12. Amendment to Agreement

12.1 Upon the effectiveness of this Agreement, the Parties shall faithfully perform this Agreement. Any amendment hereto shall be invalid unless it is agreed upon in writing by consensus through consultation and subject to the necessary authorizations and approvals obtained by the Parties respectively. The amendment agreement and supplementary agreement relating to this Agreement that have been duly executed by the Parties are an integral part hereof and have the same legal effect with this Agreement.

13. Counterparts

13.1 This Agreement is executed in two (2) counterparts, with Party A and Party B each holding one (1) counterpart. Each counterpart shall have the same legal effect.

14. Miscellaneous

14.1 The title and headings of this Agreement are for the convenience of reference only and shall not affect the contents and interpretation of the body of the Agreement.

14.2 For any matter not stated herein, the Parties shall enter into a supplementary agreement as an appendix hereto, which shall constitute an integral part hereof and shall have the same legal effect as this Agreement.

[The remainder of this page is intentionally left blank]

Appendix I Contents of Strategic Consulting Service

To the extent permitted by laws of China, the contents of the Service provided by Party B to Party A pursuant to this Agreement mainly include:

(1) Evaluation of new products/services;

(2) Industry & customer survey;

(3) Marketing strategy;

(4) Training personnel for Party A; and

(5) Other services related to Party A’s Business.

Appendix II Strategic Consulting Service Fee

The annual Service Fee shall be 30% of the “profit” of Party A in such year. The “profit” of Party A in the year means the amount that equals to the balance of total income of Party A in such year minus the routine or non-routine sales taxes, sales expenses, management expenses, financial expenses and other expenses, and such “profit” is the profit before the payment of other service fees specified in the bundled agreements. Such fee shall be fixed by Party A and Party B in writing on a quarterly basis and shall be paid by Party A within three (3) months after the settlement date.

[This page is intentionally left blank for signature]

This Agreement is entered into by the following Parties on the date first written above herein.

Party A: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Company seal:

Authorized representative (signature):

Party B: Fortune Software (Beijing) Co., Ltd.

Company seal:

Authorized representative (signature):